Exhibit 14.1

Ernst & Young LLP	Tel: + 44 20 7951 2000
25 Churchill Place,	Fax: + 44 20 7951 1345
London,	ey.com
E14 5EY

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-213731) pertaining to Prudential plc; and
2)	Registration Statement (Form S-8 No. 333-228081) pertaining to Prudential plc;

of our reports dated 26 March 2024, with respect to the consolidated financial statements of Prudential plc, and the effectiveness of internal control over financial reporting of Prudential plc included in this Annual Report (Form 20-F) of Prudential plc for the year ended 31 December 2023.

/s/ Ernst & Young LLP

Ernst & Young LLP
London, United Kingdom
26 March 2024

The UK Firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited. A list of members’ names is available for inspection at 1 More London Place, London SE1 2AF, the firm’s principal place of business and registered office and at Companies House https://www.gov.uk/get-information-about-a-company under the registration number OC300001. Not all partners are members of Ernst & Young LLP. Ernst & Young LLP is a multi-disciplinary practice and is authorised and regulated by the Institute of Chartered Accountants in England and Wales, the Solicitors Regulation Authority (authorisation number 614947), the Financial Conduct Authority (registration number 196203) and other regulators. Further details can be found at https://www.ey.com/en_uk/legal-statement.